UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SUPERTEL HOSPITALITY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPERTEL HOSPITALITY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 27, 2010

The Annual Meeting of the shareholders of Supertel Hospitality, Inc. will be held at the Durham Western Heritage Museum, 801 South 10th Street, Omaha, Nebraska 68108, on Thursday, May 27, 2010, at 10:00 a.m., local time, for the following purposes:

1.	To elect directors to serve on the Board of Directors until the annual meeting of shareholders in 2011 or until their successors have been duly elected and qualified;

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2010;

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only shareholders of the Company of record as of the close of business on April 19, 2010 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

We enclose, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting and the items of business.

In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy Card in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy Card.

By Order of the Board of Directors,

WILLIAM C. LATHAM
Chairman of the Board

Norfolk, Nebraska

April 23, 2010

SUPERTEL HOSPITALITY, INC.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Supertel Hospitality, Inc. (the Company) for use at the annual meeting of shareholders to be held on Thursday, May 27, 2010 and any adjournments thereof. The mailing address of the principal executive offices of the Company is 309 N. 5th St., Norfolk, NE 68701. This Proxy Statement and the Proxy Card, Notice of Meeting and the Company’s Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 23, 2010.

The Proxy Solicitation

There are two parts to this solicitation: the Proxy Card and this Proxy Statement. The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with information that you may find useful in determining how to vote.

The solicitation of proxies is being made by the Company primarily through the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone or personally by officers of the Company, will be borne by the Company.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder giving a proxy has the power to revoke it by submitting a properly executed proxy bearing a later date, by delivering written notice of revocation to the Secretary of the Company before or at the Annual Meeting or by attending the meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. The proxy will be voted as specified by the shareholder in the space(s) provided on the Proxy Card. If no specification is made, the proxy will be voted “for” the seven nominees for directors and “for” ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on May 27, 2010:

The proxy statement and annual report to shareholders for the fiscal year ended December 31, 2009 are available under “Investor Relations” at our website: www.supertelinc.com.

Voting Rights of Shareholders and Votes Required

Only those shareholders of record at the close of business on April 19, 2010, are entitled to notice of and to vote at the Annual Meeting, or any postponements or adjournments of the meeting. At the close of business on April 19, 2010, the Company had 22,002,322 shares of common stock outstanding, $.01 par value per share. The Company has 803,270 shares of its non-voting Series A Preferred Stock and 332,500 shares of its non-voting Series B Preferred Stock (“Preferred Stock”) outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Cumulative voting is not permitted. Under Virginia law and the Company’s articles of incorporation and bylaws, a majority of the outstanding shares entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum for the transaction of business.

Shares of common stock represented by proxies marked “abstain” will be counted as shares present for purposes of determining a quorum. Shares of common stock that are voted by brokers holding shares for beneficial owners on some matters will be treated as present for purposes of determining a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority is withheld by the broker (“broker non-votes”). No specific provision of Virginia law or the Company’s articles of incorporation or bylaws address abstentions or broker non-votes.

The seven nominees receiving the most votes cast at the Annual Meeting will be elected directors; therefore broker non-votes will not affect the outcome of the election of directors. With regard to any other matter, including ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, shareholders may vote in favor, vote against or abstain from voting on the matter. Approval of such a matter requires more votes cast “for” the matter than votes cast “against” the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining if a proposal has been approved.

SECURITIES OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock and Preferred Stock as of April 19, 2010 by the following persons (a) each shareholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director, (c) each executive officer named in the Summary Compensation Table and (d) all directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of April 19, 2010. With respect to our continuing qualification as a real estate investment trust, our articles of incorporation contain an ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or 9.9% of any series of our preferred stock, including our Series A Preferred Stock and Series B Preferred Stock, by any person.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Mark H. Tallman P. O. Box 4397 Lincoln, NE 68504	Common Stock	2,145,422	(2)	9.8%
Paul J. Schulte	Common Stock	1,009,221	(3)	4.6%
Allen L. Dayton	Common Stock	946,169	(4)	4.3%
William C. Latham	Common Stock	943,611	(5)	4.3%
Steve H. Borgmann	Common Stock	889,400	(6)	4.0%
Jeffrey M. Zwerdling	Common Stock	168,546	(7)	*
	Series A Preferred Stock	16,250		*
George R. Whittemore	Common Stock	124,815	(8)	*
Patrick J. Jung	Common Stock	18,714	(9)	*
Kelly A. Walters	Common Stock	140,000		*
	Series B Preferred Stock	2,604		*
Steven C. Gilbert	Common Stock	30,001	(10)	*
Corrine L. Scarpello	Common Stock	29,500	(11)	*
David L. Walter	Common Stock	29,071	(12)	*
All directors and executive officers as a group (11 persons)	Common Stock	4,330,048	(13)	19.7%
	Series A Preferred Stock	16,250		*
	Series B Preferred Stock	2,604		*

*	Represents less than 1% of the outstanding shares.
(1)	In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person through the exercise of options. The denominator excludes the shares of common stock that would be acquired by any other person upon such exercise.
(2)	Based solely on Schedule 13G delivered to the Company by the beneficial owner.
(3)	Includes 34,200 shares of common stock owned by Mr. Schulte’s wife, and 40,000 shares of common stock which he has the right to acquire through the exercise of options. Mr. Schulte has pledged his common stock to secure a personal line of credit of $1,346,000 with a bank.
(4)	Includes 784,055 shares of common stock held by the Southern Improvement Company, Inc., 138,800 shares of common stock held by Video Service of America, Inc., and 5,714 shares of common stock which he has the right to acquire through the exercise of options. Mr. Dayton has pledged 288,000 shares of common stock.
(5)	Includes 863,611 shares of common stock held by Budget Motels, Inc.
(6)	Includes 24,500 shares held by Mr. Borgmann’s wife, 1,500 shares held by his child and 5,714 shares of common stock which he has the right to acquire through the exercise of options.
(7)	Includes 43,659 shares of common stock held in various accounts of which Mr. Zwerdling serves as trustee or over which he has complete trading authorization (these positions are revocable), and 2,857 shares of common stock which he has the right to acquire through the exercise of options.
(8)	Includes 46,176 shares of common stock owned by Mr. Whittemore’s wife, and 5,714 shares of common stock he has the right to acquire through the exercise of options.
(9)	Includes 1,000 shares of common stock owned by Mr. Jung’s wife and 5,714 shares of common stock which Mr. Jung has the right to acquire through the exercise of options.
(10)	Includes 25,001 shares of common stock which Mr. Gilbert has the right to acquire through the exercise of options.
(11)	Includes 25,000 shares of common stock which Ms. Scarpello has the right to acquire through the exercise of options.
(12)	Includes 250 shares of common stock owned by Mr. Walter’s wife and 25,001 shares of common stock which Mr. Walter has the right to acquire through the exercise of options.
(13)	Includes 140,715 shares of common stock which the directors and executive officers have the right to acquire through the exercise of options.

CORPORATE GOVERNANCE

Independence

The Company’s Articles of Incorporation and the Nasdaq Stock Market listing standards each require that a majority of the Board of Directors are to be independent directors. The Articles of Incorporation defines an independent director as a person who is not an officer or employee of the Company or an affiliate of (a) any advisor to the Company under an advisory agreement, (b) any lessee of any property of the Company, (c) any subsidiary of the Company, or (d) any partnership which is an affiliate of the Company.

The Nasdaq Stock Market listing standards defines an independent director as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons are not considered independent under the listing standards:

•	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•

a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

•	compensation for Board or Board committee service;

•	compensation paid to a family member who is an employee (other than an executive officer) of the Company ; or

•	benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

•	payments arising solely from investments in the Company’s securities; or

•	payments under non-discretionary charitable contribution matching programs;

•

a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board of Directors

The current seven-member Board of Directors is comprised of a majority of independent directors, as defined by the Nasdaq Stock Market listing standards and the Company’s Articles of Incorporation. The Board of Directors has determined that the following directors are independent under the Company’s Articles of Incorporation and the Nasdaq Stock Market listing standards: Messrs. Borgmann, Zwerdling, Dayton, Whittemore and Jung. Mr. Schulte was an employee of the Company until December 31, 2009. During 2007, the Company purchased a total of six hotels from Waterloo Hospitality, Inc. and Budget Motels, Inc., entities owned and controlled by Mr. Latham for an aggregate purchase price of $37.8 million, completing the last purchase on July 31, 2007.

The Board of Directors held six meetings in 2009. During 2009, all directors attended at least 75% of all Board meetings and meetings of the committees on which they served. The non-employee directors met in executive session at all board meetings in 2009 without management present, and intend to meet in executive session without management present at all future board meetings.

The Company has not adopted a formal policy on Board members’ attendance at its annual meetings of shareholders, although all Board members are encouraged to attend and historically most have done so. All Board members attended the Company’s 2009 Annual Meeting of Shareholders.

The Company’s Board of Directors has an Investment Committee, Compensation Committee, Nominating Committee and an Audit Committee. The Board of Directors may, from time to time, form other committees as circumstances warrant. Such committees have the authority and responsibility delegated to them by the Board of Directors.

Board Leadership and Risk Oversight

The Board leadership structure consists of a non-employee Chairman, which the Board believes is appropriate for the Company at this time. The Board of Directors is primarily responsible for overseeing the Company’s risk management processes. This responsibility has been delegated by the Board of Directors to the Audit Committee and the Compensation Committee, each with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight.

Compensation Committee

The Compensation Committee currently consists of Messrs. Borgmann (Chairman), Jung, and Whittemore. All members of the Compensation Committee are independent within the meaning of the Nasdaq Global Market listing standards. This committee makes recommendations to the Board regarding executive compensation policy, the actual compensation of Directors and executive officers, and any benefit plans for the Company’s management team. The Compensation Committee held four meetings during 2009. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.”

Nominating Committee

The Nominating Committee currently consists of Messrs. Zwerdling (Chairman), Dayton and Jung. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.”

Under its charter, the Nominating Committee is to consist of not less than three members. Each member of the Nominating Committee is independent within the meaning of the Nasdaq Stock Market listing standards.

The Nominating Committee is responsible for selecting those individuals to recommend to the entire Board of Directors for election to the board. The Nominating Committee will consider shareholder nominations for directors if made (1) in writing by a shareholder entitled to vote in the election of Directors generally and (2) pursuant to the company bylaws. In order to be considered for the next election of Directors at the 2011 Annual Meeting, in accordance with the Company’s bylaws, shareholder nominations must be received by the Secretary, at the Company’s principal office in Norfolk, Nebraska, on or before February 25, 2011.

In order to be valid, a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (6) the written consent of each nominee to serve as a director if elected. Any candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates.

The Nominating Committee identifies director nominees through a combination of referrals, including by management, existing board members and shareholders, and direct solicitations, where warranted. Once a candidate has been identified the Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the board.

Among the factors that the committee considers when evaluating proposed nominees are their experience in the hospitality industry and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The committee may request references and additional information from the candidate prior to reaching a conclusion. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every reasonable effort is made to do so.

The Nominating Committee received no shareholder recommendations for nomination to the Board of Directors in connection with the 2010 Annual Meeting. The Nominating Committee held one meeting during 2009.

Audit Committee

The Audit Committee currently consists of Messrs. Jung (Chairman), Whittemore, and Zwerdling. All members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Audit Committee is responsible for the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Board of Directors has determined that Patrick J. Jung is an audit committee financial expert within the meaning of SEC regulations. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at www.supertelinc.com in the Investor Relations section under “Governance Docs.” The Audit Committee held five meetings during 2009. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person covered by the SEC’s rule S-K 404(a).

Investment Committee

The Investment Committee currently consists of Messrs. Dayton (Chairman), Borgmann, Latham, and Zwerdling. The Investment Committee reviews potential hotel acquisitions and makes recommendations to the Board of Directors with respect to proposed acquisitions. Any acquisition, investment or purchase of property requires approval of the Investment Committee of the Board of Directors.

Shareholder Communications with the Board of Directors

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Board of Directors, Supertel Hospitality, Inc., 309 North 5th Street, Norfolk, NE 68701. Correspondence directed to an individual board member will be referred to that member. Correspondence not directed to a particular board member will be referred to the Chairman of the Board.

ITEM 1. ELECTION OF DIRECTORS

Nominees for Directors

The Company’s articles of incorporation provide that the Board of Directors can set the number of directors, but also provide that the Board of Directors must have no less than three nor more than nine directors. The Board of Directors is presently comprised of seven members. The Board of Directors has set the number of directors to serve in 2010 at seven, which means that seven directors will be elected at the Annual Meeting and will serve a term expiring at the next annual meeting or until a successor is selected. Each of the nominees is currently a director and has served continuously since joining the Board.

The Board of Directors has no reason to doubt the availability of the nominees, and all have indicated their willingness to serve as a director of the Company if elected. If any nominee becomes unavailable or unwilling to serve as a director for any reason, the person named as proxy on the Proxy Card is expected to consult with the Nominating Committee of the Company in voting the shares represented by the proxies, including voting for a substitute nominee.

The names of the director nominees, and certain information about them, are set forth below.

William C. Latham, Chairman of the Board. Mr. Latham has served as a director of the Company since December 2008. Mr. Latham, age 76, is the founder and Chairman of the Board of Budget Motels, Inc. Mr. Latham was previously a member of the Board of Directors and served as Chairman of the Commonwealth Savings and Loan Association in Manassas, Virginia. Mr. Latham currently sits on several advisory boards and is an active member of the Virginia Tech Foundation’s Board of Directors and its audit committee. Mr. Latham is a graduate of Virginia Polytechnic Institute. He has been active in the ownership and management of hotels since 1972 and, as a veteran of hotel operations, he provides the Board with leadership in his role as Chairman of the Board and an experienced resource for Company operations.

Committee: Investment

Paul J. Schulte, Director. Mr. Schulte, age 76, served as President and Chief Executive Officer from August 15, 2004 to April 14, 2009 and Chairman of the Board until December 31, 2009. Mr. Schulte joined the Company’s Board in October 1999, upon acquisition by the Company of the former Supertel Hospitality, Inc. Prior to the acquisition, he was a founder and the Chairman of the Board, Director, President and Chief Executive Officer of the former Supertel, which was involved in acquiring, developing, owning, managing and operating limited service hotels. Mr. Schulte is a seasoned resource for the conduct of the Company’s business with his more than 30 years in the hotel industry and his experience as a director and former chief executive officer and chairman of the Company and a founder of the former Supertel.

George R. Whittemore, Director. Mr. Whittemore has served as a director of the Company since November 1994. Mr. Whittemore, age 60, retired, served as President and Chief Executive Officer of the Company until August 15, 2004. Mr. Whittemore served as Senior Vice President and director of both Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, and Anderson & Strudwick Investment Corporation, from October 1996 until October 2001. Anderson & Strudwick has served as an underwriter for Company public stock offerings. He served as a director and the President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, when these institutions were acquired by a merger with Signet Banking Corporation (now Wachovia Corporation). Mr. Whittemore was appointed President of Mills Value Adviser, Inc., a registered investment advisor, in April 1996. Mr. Whittemore is currently a director and serves on the compensation committee of Village Bank & Trust in Richmond, Virginia. He is also a director of Prime Group Realty Trust, Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Value Plus Real Estate Investment Trust II, Inc. and serves on the audit committee of two of these companies. Mr. Whittemore is a graduate of the University of Richmond. Mr. Whittemore’s experience as a director of real estate trusts and as a former chief executive of the Company provides significant assistance to the Board in the oversight of Company business and the conduct of Company operations as a real estate investment trust.

Committee: Audit, Compensation

Steve H. Borgmann, Director. Mr. Borgmann joined the Company’s Board in October 1999, and since the merger between the former Supertel and the Company he has been engaged in developing and owning apartment buildings. Mr. Borgmann, age 64, was a founder, director and the Executive Vice President of former Supertel. Prior to the merger, Mr. Borgmann had been involved in acquiring, developing, owning, managing and operating limited service hotels for the former Supertel or its predecessors since 1978. Mr. Borgmann is a graduate of the University of Nebraska - Lincoln. Mr. Borgmann’s experience as a developer of real estate and as a founder of the former Supertel greatly assists the conduct, development, and operation of the Company’s business.

Committee: Compensation, Investment

Jeffrey M. Zwerdling, Esq., Director. Mr. Zwerdling has served as a director of the Company since November 1996. Mr. Zwerdling, age 65, is Managing Partner at the law firm of Zwerdling, Oppleman & Adams in Richmond, Virginia since June 1972. Mr. Zwerdling is a general practice attorney with an emphasis in commercial real estate, corporate law and general litigation. He is currently President and a director of The Corporate Center, owner of a 225,000 square foot office park complex located in Richmond, Virginia. Mr. Zwerdling is a graduate of Virginia Commonwealth University (B.S.) and William & Mary Law School (J.D.). Mr. Zwerdling provides the Board with a combination of legal and management experience in commercial real estate.

Committees: Audit, Nominating, Investment

Allen L. Dayton, Director. Mr. Dayton joined the Company’s Board in May 2003, upon election by the Company’s shareholders. Mr. Dayton, age 61, has been Chairman of the Board of Video Service of America since 1977 and Southern Improvement Company since 2000. Mr. Dayton is a private investor and his investment holdings include positions in companies operating in the printing, cable television, distribution and real estate industries. Mr. Dayton was previously Chairman of the Kellogg Savings Bank. Mr. Dayton sits on the boards of several business schools, and also serves as a Trustee of the University of Nebraska Foundation. Mr. Dayton’s experience as a private investor provides the Board with valuable insight on stockholder interests and sources of capital.

Committees: Nominating, Investment

Patrick J. Jung, Director. Mr. Jung, age 62, has served as Chief Operating Officer of Surdell & Partners LLC since 2000. Mr. Jung was with KPMG from 1970 until 2000. During that period, he served as a partner for 20 years and as the Managing Partner of the Nebraska Business Unit (offices in Omaha and Lincoln) for six years. Mr. Jung is a CPA, and is a graduate of the University of South Dakota and received his M.B.A. from Creighton University. Mr. Jung serves on the board of directors of the Burlington Capital Group, including America First Tax Exempt Investors, L.P., and also serves on the board of directors of Werner Enterprises, Inc. He also serves as chairman of Burlington Capital Group’s audit committee and Werner Enterprises’ audit committee and its compensation committee. Mr. Jung’s extensive experience in accounting is a resource for the Board with respect to the board’s oversight of the Company’s financial reporting.

Committees: Audit, Compensation, Nominating

Unless authority for the above nominees is withheld, the person named as proxy on the Proxy Card will vote the shares represented by the enclosed proxy card, if executed and returned, “for” the election of the nominees named above.

The Board of Directors Unanimously Recommends a Vote “FOR” each of the Nominees.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information which the Compensation Committee of the Board of Directors (the “Committee”) believes is relevant to an assessment and understanding of compensation awarded to, earned by or paid to Supertel’s executive officers listed in the summary compensation table (named executive officers). This discussion should be read in conjunction with the summary compensation table and related tables in this proxy statement and the “Compensation Committee” information in the corporate governance section in this proxy statement.

Compensation Overview and Objective. The Committee has the responsibility for developing and maintaining an executive compensation policy for named executive officers that creates a direct relationship between pay levels and corporate performance and returns to shareholders. The objective of the Company’s compensation program is to attract and retain a high caliber of management who will manage the Company in a manner that will promote its goals to achieve long term profitability and to advance the interest of the Company’s shareholders. The Committee believes that the performance in 2009 of the named executive officers indicate their commitment to achieving such goals for the Company and its shareholders. The compensation program for named executive officers seeks to achieve the objective of retaining a high caliber of management by:

•	providing overall competitive pay levels,

•	creating proper incentives to enhance shareholder value,

•	rewarding superior performance, and

•	compensating at levels that are justified by the returns available to shareholders.

Compensation Practices. The Committee reviews and evaluates the performance of the executive officers during the year, and will award cash bonuses or long-term incentives for significant performance.

The Company adopted the Supertel 2006 Stock Plan in 2006 for the benefit of its named officers and other employees. The plan, approved by the Company shareholders, is the first equity based compensation plan adopted by the Company. Supertel does not have a pension plan. Supertel’s executive officers may participate in its 401(k) Plan on the same terms as other participating employees. Supertel does not maintain a perquisite program for its executive officers.

Employment Agreements

On November 17, 2009 the Company, upon approval of the Committee, entered into an employment agreement with Kelly Walters, the Company’s Chief Executive Officer. The Company’s employment agreements with Corrine L. Scarpello, the Company’s Chief Financial Officer; Steven C. Gilbert, the Company’s Chief Operating Officer; and David L. Walter, the Company’s Senior Vice President and Treasurer were amended and restated on November 17, 2009 upon approval of the Committee. Each of the executive employment agreements continue until terminated by either party at any time, immediately if for cause, or following 30 days notice if without cause. The agreements provide that base salaries will be reviewed annually and further provide that the executives will be considered for cash bonuses and option grants annually. Any such bonus will be based on the recommendation of the Committee and any such option grant will be made in the sole discretion of the Committee. In the event a change in control of the Company occurs and within one year thereafter the Company discharges the executive without cause or the executive quits for good reason, the agreements provide that an executive will thereafter receive his or her annual base salary for twelve months.

Mr. Schulte was succeeded by Kelly Walters as President and Chief Executive Officer on April 14, 2009. Mr. Schulte was employed as a Company officer until his retirement on December 31, 2009. Pursuant to an employment letter recommended by the Compensation Committee and approved by the Board of Directors, Mr. Schulte received his base salary until December 31, 2009.

On August 31, 2009, Donavon Heimes, the former chief financial officer, left the Company and pursuant to his employment agreement receives his annual base salary for twelve months following termination.

Components of Compensation. Supertel’s executive compensation has three components, each of which is intended to support the overall compensation objective of retaining a high caliber of management. The three components are base salary, annual bonuses, and equity incentives. Historically the Company paid solely cash compensation to its executive officers. In 2006, the Company added equity incentives to the compensation program for named executive officers.

Base Salary. Base salary is targeted to be competitive to attract and retain executives qualified to manage a hotel REIT. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

The Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Chief Executive Officer and is based on his judgment as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee’s assessment of his past performance, leadership in the conduct of the Company’s business, and its expectation as to his future contribution in directing the long-term success of the Company.

On June 1, 2009, the Committee approved an increase of the annual salary of Mr. Walters from $250,000 to $262,000 following an evaluation of the benefit to the Company of the performance of his duties both at the Company’s headquarters in Norfolk, Nebraska and in Omaha, Nebraska. Subsequent to the departure of the former chief financial officer, the executive management of the Company was handled by four executive officers; prior to that time the executive management of the Company had been handled by five executive officers. On December 2, 2009, the Committee set the annual base salary for 2010 for Ms. Scarpello at $145,000, for Mr. Gilbert at $120,000 and Mr. Walter at $140,000. The salary increases reflect additional duties each of these executives assumed following the departure of the former chief financial officer.

Annual Bonuses. No discretionary cash bonuses were awarded to the named executive officers in 2009.

Equity Incentive Plan. Equity stock incentives are provided primarily through grants of stock options to executive officers pursuant to the shareholder approved Supertel 2006 Stock Plan. The Committee recognizes the value of equity incentives in assisting Supertel in the hiring and retaining of management personnel and in enhancing the long-term mutuality of interest between Supertel shareholders and its directors, officers and employees. On November 17, 2009 the Committee approved the grant of 17,500 stock options to each of Ms. Scarpello and Messrs. Gilbert and Walter, and 20,000 stock options to Mr. Walters. Stock options are granted at the market value on the date of the grant and have value only if the Company’s stock price increases. The stock options granted during 2009 vest on June 30, 2010. Employees must be employed by the Company at the time of vesting in order to exercise the options.

The Committee has stated its belief that the compensation components described above provide compensation that links executive and shareholder interests and provides the basis for the Company to attract and retain qualified executives. The Committee has indicated that it will continue to monitor the relationship among executive compensation, the Company’s performance and shareholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Steve H. Borgmann, Chairman
George R. Whittemore
Patrick J. Jung

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Kelly A. Walters Chief Executive Officer (1)	2009	184,807	0	6,925	0	191,732

Corrine L. Scarpello Chief Financial Officer (4)	2009 2008	127,500 127,500	0 0	6,059 4,000	4,707 5,088	138,266 136,588

Steven C. Gilbert Chief Operating Officer	2009 2008	112,000 112,000	0 0	6,059 4,000	4,652 4,469	122,711 120,469

David L. Walter Senior Vice President and Treasurer	2009 2008	135,000 135,000	0 0	6,059 4,000	4,569 4,969	145,628 143,969

Paul J. Schulte, President Former Chief Executive Officer (1)	2009 2008 2007	270,000 270,000 250,000	0 0 17,500	0 0 8,308	41,330 26,500 25,000	311,330 296,500 300,808
Donavon A. Heimes Former Chief Financial Officer	2009 2008 2007	168,076 230,000 200,000	0 0 12,500	0 0 10,385	85,626 9,154 8,389	253,702 239,154 231,274

(1)	Mr. Walters succeeded Mr. Schulte as President and Chief Executive Officer on April 14, 2009.
(2)	This column reflects the grant date fair value of stock options granted in accordance with FASB Accounting Standards Codification Topic 718. See footnote 12 to the Company’s consolidated financial statements for the assumptions used in the valuation of these awards.
(3)	Amounts for the named executive officers, except for Mr. Schulte and Mr. Heimes, represent contributions credited by the Company during 2009, 2008 and 2007 to its 401(k) plan. Amount for Mr. Schulte represents director fees paid to him by the Company during 2009, 2008 and 2007 and payment for earned but unused vacation. Amount for Mr. Heimes in 2009 represents contributions credited to the Company’s 401(k) plan, payment for earned but unused vacation and $76,667 severance paid to Mr. Heimes under his employment agreement.
(4)	Ms. Scarpello succeeded Mr. Heimes as Chief Financial Officer on August 31, 2009.

Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)

Kelly A. Walters Chief Executive Officer	November 17, 2009	20,000	1.54	$6,925

Corrine L. Scarpello Chief Financial Officer	November 17, 2009	17,500	1.54	$6,059

Steven C. Gilbert Chief Operating Officer	November 17, 2009	17,500	1.54	$6,059

David L. Walter Senior Vice President and Treasurer	November 17, 2009	17,500	1.54	$6,059

(1)	Stock option awards are made under the Supertel 2006 Stock Plan, at an exercise price which is equal to the average of the high and low sales price of the common stock as reported on the date of grant. These options vest on June 30, 2010.
(2)	See footnote 12 to the Company’s consolidated financial statements for the assumptions used in valuing these awards.

Outstanding Equity Awards at Fiscal Year-End

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Kelly A. Walters Chief Executive Officer	0	20,000	1.54	Nov. 17, 2013

Corrine L. Scarpello Chief Financial Officer	7,500 7,500 10,000 0	0 0 0 17,500	5.89 7.55 5.28 1.54	May 25, 2010 May 24, 2011 May 22, 2012 Nov. 17, 2013

Steven C. Gilbert Chief Operating Officer	7,501 7,500 10,000 0	0 0 0 17,500	5.89 7.55 5.28 1.54	May 25, 2010 May 24, 2011 May 22, 2012 Nov. 17, 2013

David L. Walter Senior Vice President and Treasurer	7,500 7,501 10,000 0	0 0 0 17,500	5.89 7.55 5.28 1.54	May 25, 2010 May 24, 2011 May 22, 2012 Nov. 17, 2013

Paul J. Schulte, President Former Chief Executive Officer	30,000 10,000	0 0	5.89 7.55	May 25, 2010 May 24, 2011

The options expiring May 25, 2010 vested on December 31, 2006; options expiring May 24, 2011 vested on December 31, 2007; options expiring May 22, 2012 vested on December 31, 2008; and options expiring on November 17, 2013 vest on June 30, 2010.

Potential Payments Upon Termination or Change-in-Control

In the event a change in control of the Company occurs and within one year thereafter the Company discharges the executive without cause or the executive quits for good reason, the employment agreements for each of Messrs. Walters, Gilbert and Walter and Ms. Scarpello provide that such executive will thereafter receive his or her annual base salary for twelve months. If on the last day of fiscal 2009 the double trigger had occurred of (a) a change in control of the Company and (b) followed within one year thereafter by the Company discharging the executive without cause or the executive quitting for good reason then each of the executives would have received 12 months of their then current base salary, aggregating for each such executive: Mr. Walters – $262,000; Ms. Scarpello – $127,500; Mr. Walter – $135,000; and Mr. Gilbert – $112,000. Mr. Heimes’ employment terminated without cause, and pursuant to his employment agreement he receives 12 months of his base salary, commencing September 1, 2009, aggregating $230,000. The Company’s shareholder-approved stock plan provides that all outstanding options become immediately exercisable in the event of a change-in-control (as defined in the plan). All outstanding options as of December 31, 2008 were vested and exercisable with the exception of 72,500 options granted to the named executive officers in 2009 which vest on June 30, 2010.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)

Current Directors

Steve H. Borgmann	26,500	0	26,500

Allen L. Dayton	25,750	0	25,750

Patrick J. Jung	28,000	0	28,000

William C. Latham	25,000	0	25,000

George R. Whittemore	25,000	0	25,000

Jeffrey M. Zwerdling	25,000	0	25,000

Former Directors (1)

Joseph Caggiano	12,000	0	12,000

Loren Steele	12,750	0	12,750

Each director in 2009 received an annual retainer of $20,000. Additionally, directors received fees of $1,000 per meeting attended in person and $500 per telephonic meeting. Committee chairmen received compensation as follows: audit committee chairman annual retainer of $3,000; compensation committee chairman annual retainer of $1,500 and investment committee chairman annual retainer of $1,500. Commencing in 2010, each audit committee member, other than the chairman, will receive a fee of $375 per quarter.

(1)	Messrs. Caggiano and Steele retired from the board upon the annual meeting on May 28, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three Directors, each of whom satisfies the independence and financial literacy requirements of the Nasdaq Stock Market listing standards. The Board of Directors has determined that Patrick J. Jung is an audit committee financial expert (as defined by the Securities and Exchange Commission). The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG.

The Audit Committee received from and discussed with KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board relating to communications between the Audit Committee and the independent auditors.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

The Audit Committee appointed KPMG to serve as the Company’s independent registered public accounting firm for fiscal year 2010, subject to shareholder approval.

THE AUDIT COMMITTEE

Patrick J. Jung, Chairman
Jeffrey M. Zwerdling
George R. Whittemore

ITEM 2. RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The following table presents the fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2009 and 2008, and fees billed for other services rendered by KPMG during those periods.

Year Ended December 31,	2009	2008
Audit Fees(1)	$328,000	$372,576
Audit Related Fees(2)	8,650	60,875
Tax Fees(3)	127,810	78,700
All Other Fees(4)	3,310	5,200

Total	$467,770	$517,351

(1)	Includes fees billed for professional services rendered by KPMG for the audit of the Company’s fiscal 2009 and 2008 annual financial statements, review of the Company’s quarterly financial statements during 2009 and 2008, and the audit of the effectiveness of the Company’s internal control over financial reporting for 2008.
(2)	Includes fees billed for professional services rendered by KPMG in connection with registration statements and audits in connection with acquisitions.
(3)	Includes fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.
(4)	Includes fee billed for professional services rendered by KPMG in connection with securities redemption and dividend reporting.

The Audit Committee has determined that the provision of the non-audit services performed by KPMG during the 2009 and 2008 fiscal years is compatible with maintaining KPMG’s independence from the Company.

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Mr. Jung, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee has appointed KPMG as the Company’s independent registered public accounting firm for fiscal year 2010 and requests that shareholders ratify this appointment. A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

KPMG’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the SEC and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

The Board of Directors Unanimously Recommends a Vote “FOR” Ratification of the Selection of KPMG as

the Company’s Independent Accountants for Fiscal Year 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under United States securities laws, the Company’s directors and executive officers, and persons who own more than 10% of our common stock, are required to report their ownership of the common stock and any changes in ownership to the Securities and Exchange Commission (the “SEC”). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file such reports by those due dates during the 2009 fiscal year.

Based solely upon a review of the reports furnished to the Company or written representations from the Company’s directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company’s directors and executive officers, and owners of more than 10% of the common stock on a timely basis.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2011 Annual Meeting, the proposal must be in proper form and must be received by the Company at its main office in Norfolk, Nebraska, on or before December 17, 2010.

If any shareholder intends to present a proposal at the 2011 Annual Meeting, the proposal must be in proper form and must be received by the Company at its main office in Norfolk, Nebraska, on or before February 25, 2011. The proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by this date. The Bylaws specify the information which must accompany any such proposal. Any shareholder may obtain details on the provisions of the Bylaws from the Corporate Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to the attention of Investor Relations at 309 North 5th Street, Norfolk, NE 68701, additional copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements and financial statement schedules as filed by the Company with the SEC.

By Order of the Board of Directors,

William C. Latham
Chairman

April 23, 2010

PROXY

SUPERTEL HOSPITALITY, INC.

309 N. 5th Street, Norfolk, NE 68701

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kelly A. Walters and Corrine L. Scarpello, as proxy, each with the power to appoint such person’s substitute, and hereby authorizes them to vote, as designated below, all the shares of common stock of Supertel Hospitality, Inc. held of record by the undersigned on April 19, 2010, at the annual meeting of shareholders to be held on May 27, 2010 or any adjournment thereof.

(Please date and SIGN on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

SUPERTEL HOSPITALITY, INC.

May 27, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.supertelinc.com

Please sign, date and mail your proxy card

in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  [X]

(1)	Election of Directors

[ ]	FOR ALL NOMINEES:

[ ]	WITHHOLD AUTHORITY FOR ALL NOMINEES.

[ ]	FOR ALL EXCEPT:

(see instructions below)

NOMINEES:

¡     Steve H. Borgmann

¡     Allen L. Dayton

¡     Patrick J. Jung

¡     William C. Latham

¡     Paul J. Schulte

¡     George R. Whittemore

¡     Jeffrey M. Zwerdling

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: —

(2)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2010.

[ ]	For

[ ]	Against

[ ]	Abstain

(3)	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of all nominees for director and for ratification of the selection of KPMG LLP, and in their discretion for any other matters coming before the meeting.

DATED:                    , 2010

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.            [    ]